Exhibit 4.2

December 24, 2003

Ladies and Gentlemen:

You currently hold stock options to subscribe for, or acquire, Pechiney shares.

As agreed between Alcan and Pechiney on September 12, 2003, Alcan is offering you a Liquidity Agreement enabling you, under certain conditions, to protect the interest that your Pechiney stock options represent for you in the short and long term.

AN OBJECTIVE

By entering into this Liquidity Agreement, you will be able to exercise your stock options on terms and conditions equivalent to those derived from the public tender offer.

TWO FORMULAS

To achieve this goal, we are offering you two formulas for each Pechiney stock option plan:

1. Formula One: irrevocably give-up the right to have the Pechiney shares purchased through exercise of your options being registered in your Pechiney shareholder account, as well as the rights associated therewith, and agree that the Pechiney shares subscribed or acquired through exercise of your options shall be delivered directly to Alcan in exchange for Alcan shares on the basis of a ratio equivalent to the consideration offered for one Pechiney share under the public tender offer. The detailed mechanisms of Formula One are set forth in Exhibit 1 to the Liquidity Agreement attached hereto. Formula One will allow you to continue to benefit from the potential capital appreciation resulting from public trading of Alcan shares.

2. Formula Two: receive new Alcan stock options upon giving-up your Pechiney stock options. The detailed mechanisms of Formula Two are set forth in Exhibit 2 to the Liquidity Agreement attached hereto. The new stock options granted by Alcan will be subject to the same terms and conditions as the Pechiney stock options that you give-up. These new Alcan stock options will be immediately exercisable during the period corresponding to the unexpired term remaining for your Pechiney stock options. Based on the terms and conditions of the public tender offer, the potential capital gain in respect of all of the new Alcan stock options will be identical (rounded) to that one represented, in connection with a same options plan, by all of your Pechiney stock options. However, if you are a French tax resident, you cannot elect Formula Two (Formula Two does not meet all of the legal requirements permitting the application of the French special tax regime relating to stock options), and only Formula One is made available to you. If you are a tax resident of a country other than France, we recommend that you have your own tax analysis of your personal situation completed before electing Formula Two.

A FLEXIBLE SYSTEM

By becoming a party to this Liquidity Agreement, you will not be prevented from exercising your Pechiney stock options, as long as Pechiney remains a company listed on a stock exchange, regardless of the formula you choose. The Pechiney shares purchased upon exercise of your options will then be, in the events and conditions set forth in this Liquidity Agreement, immediately and automatically delivered to Alcan, and you will receive, in exchange, either Alcan Shares or an equivalent in cash. The detailed mechanisms which are applicable so long as Pechiney remains a company listed on a stock exchange are set forth in Exhibit 3 to the Liquidity Agreement attached hereto. If you are a French tax resident, please note that the sale of shares purchased through exercise of stock options during the tax and social restricted tax merger period would have unfavourable tax and social consequences for both yourself and the company and, therefore, it is advisable not to exercise the options until after expiration of the tax and social restricted period (of 4 or 5 years, as the case may be), measured as from the date the options was awarded. In addition, immediate exercise of your options would deprive you of the potential for capital appreciation resulting from public trading of Alcan shares over the long term.

AN ENHANCED SYSTEM

In the event that your employment with Pechiney or Alcan would terminate as a directly or indirect result of Alcan's acquisition of Pechiney, you will keep the right to exercise your options for the entire unexpired term of the exercise period (it being understood that any termination for any reason during the 18 months following completion of the tender offer, except for dismissal for gross negligence (faute grave), will be deemed to be a termination as a result of such acquisition). In addition, if your employment is terminated after such 18-month period, you will be entitled, if you have adhered to this Liquidity Agreement, to exercise your options during the thirty days following expiration of the tax and social restricted period applicable to these options.

OTHER CONDITIONS

We also suggest that you familiarize yourself with Exhibit 4 to the Liquidity Agreement attached hereto, which set forth in detail the other applicable terms and conditions.

We remind you that you will remain solely responsible for your decision to become a party to this Liquidity Agreement and to exercise your options under the formula you elect. You should therefore, make your own analysis of the impact that your decision may have on your personal tax and patrimony situation.

*****

In order to receive the benefit of this Liquidity Agreement, please complete sign the Acceptance Form attached hereto and return the same to us no later than ________, ________, 2004.

The Liquidity Agreement consists of the Liquidity Agreement entered into between Pechiney and Alcan on November 17, 2003 (including Exhibits 1, 2, 3, and 4 thereto), a copy of which is attached to this letter, as well as the Acceptance Form to the Liquidity Agreement, which is an integral part thereof.

Travis Engen

President and Chief Executive Officer

_______________________

ALCAN INC.

Enclosures:

- Copy of the Liquidity Agreement entered into between Pechiney and Alcan on November 17, 2003, including Exhibit 1 (Formula One), Exhibit 2 (Formula Two), Exhibit 3 (Transitional Provisions Applicable so long as PECHINEY Remains a Listed Company), and Exhibit 4 (Definitions and Other Applicable Terms and Conditions).

- Acceptance Form to the Liquidity Agreement

LIQUIDITY AGREEMENT

This Agreement (the "Liquidity Agreement") has been made in Paris on November 17, 2003 among and between:

  PECHINEY, a French corporation (société anonyme) having it registered office located at 7 place du Chancelier Adenauer, 75116 Paris (France) and which is registered with the Trade and Companies Registry (Registre du commerce et des sociétés) of Paris under number 562 095 166, represented for purposes hereof by Mr. Jean-Pierre Rodier, Chairman and Chief Executive (Président Directeur Général), hereinafter referred to as "PECHINEY".....................on the first part,

AND

  ALCAN INC., a Canadian corporation governed by the Canada Business Corporations Act having its registered office located at 1188 rue Sherbrooke Ouest, Montreal (Quebec), Canada H3A 3G2, registered in Canada under the number 310145-2, represented for purposes hereof by Mr. Travis Engen, President and Chief Executive Officer,

hereinafter referred to as "ALCAN".....................on the second part,

AND

  the individual mentioned in the Acceptance Form which is an integral part of this Liquidity Agreement, domiciled at the address appearing in that form, having become a party to this Liquidity Agreement on the date indicated in same form, acting individually, as an employee, or former employee of Pechiney or a direct or indirect subsidiary of Pechiney, hereinafter referred to as the "Beneficiary".....................on the third part,

RECITALS:

(1) In connection with the public tender offer (mixed offer) made by ALCAN for (in particular) the PECHINEY shares, described in a French prospectus French offer prospectus (note d'information) issued by ALCAN and cleared by the French Commission des opérations de bourse under the visa number 03-858 dated October 2, 2003, ALCAN has agreed, as part of the Offer, and if the Offer is successful, to offer to the Beneficiaries of Options the opportunity to become parties to a Liquidity Agreement allowing them either:

(a) to exchange their Pechiney Shares resulting from the exercise of the Options for Alcan Shares on the basis of a ratio equivalent to the consideration offered for one PECHINEY Share under the Offer ("Formula One")

or, alternatively, at the Beneficiaries' election and for each Options Plan,

(b) to give up their Options, if they so wish, and receive new options to subscribe for, or acquire, Alcan Shares ("Formula Two").

(2) It has also been provided that, subject what is mentioned in the following paragraph, each of the Beneficiaries may elect, for each of the options which he/she still holds, either Formula One or Formula Two, with the possibility to choose different formulas for each individual Options Plan, but without the possibility of electing different formulas with respect to one and the same Options Plan.

(3) Finally, it has been agreed that a Beneficiary may only elect Formula One if he/she is a French tax resident at the time he/she becomes a party to this Liquidity Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1 - Formula One. The terms and conditions applicable among ALCAN, PECHINEY and the Beneficiary with respect to the Options for which the Beneficiary has elected Formula One shall be those set forth in EXHIBIT 1 to this Liquidity Agreement.

ARTICLE 2 - Formula Two. The terms and conditions applicable among ALCAN, PECHINEY and the Beneficiary with respect to the Options for which the Beneficiary has elected Formula Two shall be those set forth in EXHIBIT 2 to this Liquidity Agreement. It is hereby provided that, if, for an Option Plan, the Beneficiary does not indicate an election between Formula One and Formula Two, becoming a party to this Liquidity Agreement shall automatically mean, as a matter of right, application of the Formula One for all Options granted to him/her and which he/she still holds at the time of becoming a party hereto in connection with the Option Plans with respect to which no election has been made. It is also provided that, if the Beneficiary is a French tax resident at the time he/she becomes a party to this Liquidity Agreement, he/she may not elect Formula Two, and becoming a party to this Liquidity Agreement shall automatically mean, as a matter of right, application of Formula One for all Options granted to him/her and which he/she still holds at the time of becoming a party hereto.

ARTICLE 3 - Temporary terms and conditions. Regardless of which Formula is elected, the terms and conditions set forth in EXHIBIT 3 to this Liquidity Agreement shall apply among ALCAN, PECHINEY and the Beneficiary as soon as the Beneficiary will have signed and returned to PECHINEY an Acceptance Form to this Liquidity Agreement.

ARTICLE 4 - Definition et and applicable terms and conditions. Regardless of the formula elected, the terms and conditions set forth in EXHIBIT 4 to this Liquidity Agreement shall also apply among ALCAN, PECHINEY and the Beneficiary as soon as the Beneficiary will have signed and returned to PECHINEY an Acceptance Form to this Liquidity Agreement.

In three (3) executed copies of which one for PECHINEY, one for ALCAN and one for BNP, and as many other copies as there are Beneficiaries desiring to become parties hereto multiplied by two.

PECHINEY, represented by:                                                                 ALCAN INC., represented by:

(signature)                                                                                                                              (signature)

_______________________                                                                _______________________

Jean-Pierre Rodier                                                                                 Travis Engen

Chairman and Chief Executive,                                                               President and Chief Executive Officer

EXHIBIT 1 -Formula One.

1.1 - Mutual Covenants. By signing and returning to PECHINEY the Acceptance Form to this Liquidity Agreement, the Beneficiary irrevocably undertakes to ALCAN to exchange (i) for ALCAN Shares (and hereby irrevocably instructs BNP to transfer to ALCAN) (ii) the PECHINEY Shares he/she will have subscribed for or acquired through exercise of the Options in connection with each Options Plan with respect to which he/she will have elected Formula One. On the other hand, ALCAN irrevocably undertakes to exchange (and hereby instructs BNP to transfer to the Beneficiary) ALCAN Shares for these PECHINEY Shares.

1.2 - Exchange Ratio. There shall be delivered, for all of the PECHINEY Shares exchanged under Formula One that the Beneficiary will have subscribed for or acquired through exercise of Options under one and the same Options Plan, a number of ALCAN Shares calculated as follows and then rounded up to the next superior whole number of ALCAN Shares:

NASR =	(	CA + (NASO x AV))	x NPSSA
RV

where "NASR" means the total Number of ALCAN Shares (Rounded up to the next superior whole number) to be delivered to the Beneficiary in exchange for all PECHINEY Shares subscribed of or acquired by the Beneficiary through exercise of Options under such one and same Options Plan,

"CA" means the Cash Amount, denominated in Euros, paid by ALCAN under the Offer for one Pechiney Share, such amount being € 24.60, or € 25.60 if more than 95% of PECHINEY's share capital and voting rights on a fully diluted basis is tendered in the Offers (including after Reopening of the Offer),

"NASO" means the Number of ALCAN Shares to be delivered for one PECHINEY Share in accordance with the terms of the Offer (prior to any possible substitution for an equivalent amount of cash of all, or part, of the component in ALCAN Shares offered under the Offer),

"AV" means the Average Value of ALCAN Share (as defined in the ALCAN French Prospectus) definitively retained under the Offer,

"RV" means the Reference Value of ALCAN Share (as defined in the ALCAN French Prospectus) definitively retained under the Offer, and

"NPSSA" means the total number of PECHINEY Shares subscribed of or acquired by the Beneficiary through exercise of Options under such one and same Options Plan.

(see, as an illustration, the example of calculation set out at the end of this Exhibit 1)

1.3 - Other Terms and Conditions for Applying Formula One. The mutual exchange covenants undertaken herein under Formula One (as well as the related instructions given in advance to BNP pursuant to this Liquidity Agreement) shall terminate and will remain without effect, as a matter of right, if the Offer does not succeed.

If the Offer succeeds, the mutual exchange covenants undertaken herein under Formula One (as well as the related instructions given in advance to BNP pursuant to this Liquidity Agreement):

(a) shall apply only after a Delisting Tender Offer for the PECHINEY Shares, and only with respect to Options that will have remained unexercised after the fourth trading day that precedes the last acceptance day of this Delisting Tender Offer;

  shall continue to apply until the thirtieth day following the last day of the Exercise Period of the Options with respect to which the Beneficiary will have chosen Formula One.

1.4 - Completion of the exchange . The Beneficiary of Options that will have remained unexercised after the fourth trading day that precedes the last acceptance day of the Delisting Tender Offer for the PECHINEY Shares irrevocably waives the right to have PECHINEY Shares he/she will have subscribed for or acquired through exercise of these Options being registered in his/her PECHINEY shareholder account, and to exercise the rights associated therewith, and agrees that the PECHINEY Shares he/she will have subscribed for or acquired through exercise of these Options shall be delivered directly to ALCAN. Consequently, the PECHINEY Shares exchanged for ALCAN Shares under Formula One shall be transferred directly by BNP to an ALCAN's securities account.

The ALCAN Shares to be delivered in exchange to the Beneficiary under Formula One will be transferred by BNP to the Beneficiary by (i) debiting an ALCAN's securities account and (ii) crediting a securities account opened by the Beneficiary with a financial institution of his/her choice and whose references shall have been disclosed by the Beneficiary to BNP no later than the time at which the corresponding Options will have been exercised.

This exchange shall cover all the PECHINEY Shares that the Beneficiary will have subscribed for or acquired by exercising Options under one and the same Options Plan with respect to which he/she will have elected Formula One, except for PECHINEY Shares subscribed for or acquired by exercising Options until the fourth trading day (inclusive) that precedes the last acceptance day of the Delisting Tender Offer for the PECHINEY Shares.

All PECHINEY Shares so exchanged shall be transferred to ALCAN with full legal title, with all rights attached thereto, free and clear of any and all liens and encumbrances, rights, charges, restrictions and other rights of third parties of any kind whatsoever.

All ALCAN Shares so exchanged shall be transferred to the Beneficiary in full legal title, with all rights attached thereto, free and clear of any and all liens and encumbrances, rights, charges, restrictions and other rights of third parties of any kind whatsoever. They shall carry the same rights as existing ALCAN Shares.

1.5 - Date of completion of the Exchange. The transfers provided for under Formula One herein shall be completed upon receipt by BNP of the Beneficiary's request to exercise the Options, regardless of the date thereof, together with payment for the corresponding PECHINEY Shares of an amount equal to the number of PECHINEY Shares so subscribed for or acquired multiplied by the Exercise Price therefor. If such payment is made by uncertified bank check, such transfers will be made upon encashment thereof. The Beneficiary will be responsible for ensuring complete payment to BNP (acting on behalf of PECHINEY) of such amount.

1.6 - ALCAN Shares to be delivered in exchange. ALCAN hereby irrevocably commits to the Beneficiary to transfer in a timely manner to BNP a sufficient number of ALCAN Shares to ensure complete performance of this Liquidity Agreement with the Beneficiary and all other Beneficiaries who have elected Formula One.

1.7 - Financial transactions. The Exercise Price, the number of PECHINEY Shares underlying Options and the exchange ratio of ALCAN Shares for PECHINEY Shares provided for under Formula One will be adjusted to take into consideration the impact, if any, of any transactions that would affect the share capital or shareholders' equity of PECHINEY or ALCAN, including, but not limited to, merger, split-up, distribution of assets, or issue or cancellation of securities. Such adjustments shall be made on the terms and conditions provided by applicable law and regulations and, for the surplus, on the terms and conditions that permit the maintenance of rights granted to the Beneficiary by the Options granted to him/her, as well as the economic equilibrium resulting, for the Beneficiary, from Formula One provided for under this Liquidity Agreement. To avoid having the effect of one and the same transaction counted twice, account will be taken, if necessary, of the adjustment of the Exercise Price of the Options with respect to which the Beneficiary has elected Formula One, as well as the adjustment of the number of PECHINEY Shares which may be subscribed for or acquired by exercise of such Options, as such adjustments are contemplated under applicable French law and regulations. ALCAN shall keep the Beneficiary and BNP promptly informed of the dates and terms and conditions of each of such adjustments to be thus made.

1.8 - Alternative solutions. If applicable law and regulations of the Beneficiary's state of residence make delivery of ALCAN Shares impossible in fact or in law, ALCAN agrees to offer to the Beneficiary an alternative solution allowing the maintenance, for the Beneficiary, of the economic equilibrium resulting from Formula One provided FOR in this Liquidity Agreement. ALCAN shall keep BNP promptly informed of the foregoing.

*****

Hypothetical example of the calculation of the number of Alcan Shares delivered in exchange for Pechiney Shares (Formula One):

Assumptions used:

- Number of Pechiney Shares Subscribed for or Acquired ("NPSSA") by exercise of Options: 500 Pechiney Shares

- Cash amount ("CA") delivered in connection with the Offer for one PECHINEY Share: € 25.60

- Average Value ("AV") of Alcan Shares finally used in connection with the Offer: € 35.00

- Reference Value ("RV") of Alcan Shares finally used in connection with the Offer (the greater of € 27.40 or the above-described Average Value): € 35.00 €

- Number of Alcan Shares Offered ("NASO") in connection with the Offer for one PECHINEY Share: 0.6543 ALCAN Share.

On the basis of these assumptions, the following number of Shares to be delivered ("NASR") under Formula One:

[ € 25.60 + (0.6543 x € 35.00) ] x 500 Pechiney Shares = 692.8643 ALCAN Shares rounded up to 693 ALCAN Shares

                    € 35.00

EXHIBIT 2 - Formula Two.

2.1 - Beneficiary's waiver of Options (Pechiney Shares). By signing and returning to PECHINEY the Acceptance Form to this Liquidity Agreement, the Beneficiary shall be deemed to have irrevocably waived the Options granted to him/her under each Options Plan with respect to which he/she will have elected Formula Two and will irrevocably instruct PECHINEY to have such Options cancelled by BNP. On the other hand, ALCAN irrevocably undertakes to grant to the Beneficiary new options enabling him/her to subscribe for or acquire ALCAN Shares, that (i) will contain all of the characteristics provided for under the Options Plan with respect to which the Beneficiary will have elected Formula Two and (ii) will thus be exercisable during a period corresponding to the unexpired term of the Exercise Period of the Options concerned (the "New Options").

2.2 - Exercise price of the New Options. For each Options Plan with respect to which the Beneficiary will have elected Formula Two, ALCAN will grant to the Beneficiary New Options enabling him/her to subscribe for, or acquire, ALCAN Shares on the basis of one (1) ALCAN Share for one (1) New Option, at a price per ALCAN Share calculated as follows, such price to be then rounded down to the nearest Euro cent:

EPAO =	(	AV	)	x EPPO
CA + (NASO x AV)

where "EPAO" means the price (rounded down to the nearest Euro cent) for which one ALCAN Share may be subscribed or acquired by exercising one New Option,

"CA" means the Cash Amount, denominated in Euros, paid by ALCAN under the Offer for one Pechiney Share, such amount being € 24.60, or € 25.60 if more than 95% of PECHINEY's share capital and voting rights on a fully diluted basis are tendered in the Offers (including after Reopening of the Offer),

"NASO" means the Number of ALCAN Shares to be delivered for one PECHINEY Share in accordance with the terms of the Offer (prior to any possible substitution for an equivalent amount of cash of all, or part, of the component in ALCAN Shares offered under the Offer),

"AV" means the Average Value of ALCAN Shares (as defined in the ALCAN French Prospectus) definitively retained under the Offer, and

"EPPO" means the Exercise Price of the Option waived by the Beneficiary under Formula Two herein.

(see, as an illustration, the example of calculation set out at the end of this Exhibit 2)

2.3 - Number of New Options granted. Furthermore, for each Options Plan with respect to which the Beneficiary will have elected Formula Two, the number of New Options granted to him/her by ALCAN and enabling him/her to subscribe for, or acquire ALCAN Shares on the basis of one share per New Option, shall be calculated as follows, with such number then being rounded up to the next superior whole number:

NNAO =	NPO x EPPO
EPAO

where "NNOA" means the total Number (rounded up to the next superior whole number) of New Options to be granted by ALCAN to the Beneficiary under Formula Two,

"NPO" means the total Number of Options waived by the Beneficiary under the Options Plan with respect to which he/she will have elected Formula Two,

"EPAO" means the price (rounded down to the nearest Euro cent) for which one ALCAN Share may be subscribed or acquired by exercising one New Option, as calculated pursuant to Article 2.2, and

"EPPO" means the Exercise Price of the Option waived by the Beneficiary under Formula Two herein.

(see, as an illustration, the example of calculation set out at the end of this Exhibit 2)

If the Beneficiary elects Formula Two with respect to several Options Plans, the foregoing calculations will be made separately for each Options Plan, with the total number of New Options to be granted by ALCAN corresponding to the total quantities thus determined separately.

2.4 - Completion of Formula Two. Formula Two provided for in this Liquidity Agreement will be applied to all Options held by the Beneficiary under the Option Plan with respect to which he/she will have elected Formula Two, except for Options exercised before the third trading day that precedes the last acceptance day of the Delisting Tender Offer for the PECHINEY Shares.

2.5 - Date of completion of Formula Two. Formula Two shall apply only after a Delisting Tender Offer for the PECHINEY Shares, and only with respect to Options that will have remained unexercised after the fourth trading day that precedes the last acceptance day of this Delisting Tender Offer. If, for an Options Plan with respect to which the Beneficiary will have elected Formula Two, New Options are not granted by ALCAN to the Beneficiary by February 29, 2004 at the latest in accordance with the terms and conditions set forth under Formula Two, the Beneficiary's waiver to Options shall be deemed, as a matter of right, cancelled and without effect with respect to this Options Plan, and the Beneficiary shall be deemed automatically, within the meaning and with the effects provided for under this Liquidity Agreement, to have elected Formula One for all Options still held by him/her under same Options Plan.

2.6 - Other terms and conditions for applying Formula Two. The mutual covenants undertaken herein under Formula Two (as well as the related instructions given in advance to BNP pursuant to this Liquidity Agreement) shall terminate and will remain without effect, as a matter of right, if the Offer does not succeed.

If the Offer succeeds, the mutual covenants undertaken herein under Formula Two (as well as the related instructions given in advance to BNP pursuant to this Liquidity Agreement) will apply only to Options (i) that will have remained unexercised after the fourth trading day that precedes the last acceptance day of the Delisting Tender Offer for the PECHINEY Shares (ii) and with respect to which the Beneficiary will have elected Formula Two.

2.7 - Financial Transactions. The number of New Options to be granted under Formula Two, the Exercise Price of the New Options granted under Formula Two, and the number of ALCAN Shares underlying the New Options will be adjusted to take into consideration the impact, if any, of any transactions that affect the share capital or shareholders' equity of PECHINEY or ALCAN, including, but not limited to, merger, split-up, distribution of assets, or issue or cancellation of securities. Such adjustments shall be made on the terms and conditions provided by applicable law and regulations and, for the surplus, on the terms and conditions that permit the maintenance of rights granted to the Beneficiary by the Options granted to him/her, as well as the economic equilibrium resulting, for the Beneficiary, from Formula Two provided for under this Liquidity Agreement. To avoid having the effect of one and the same transaction counted twice, account will be taken, if necessary, of the adjustment of the Exercise Price of the Options with respect to which the Beneficiary will have elected Formula Two, as well as the adjustment of the number of PECHIENY Shares which may be subscribed for or acquired by exercise of such Options, as such adjustments are contemplated under applicable French law and regulations. ALCAN shall keep the Beneficiary and BNP promptly informed of the dates and terms and conditions of each of such adjustments to be thus made.

2.8 - Exclusion of Beneficiaries who are French tax residents. No Beneficiary who is a French tax resident at the time he/she becomes a party to this Liquidity Agreement may elect Formula Two. Consequently, becoming a party to this Liquidity Agreement automatically means,, as a matter of right, election of Formula One for all Options granted to, and still held by to him/her at the time he/she becomes a party to this Liquidity Agreement, regardless of the election indicated on the Acceptance Form to this Liquidity Agreement.

*****

Hypothetical example of calculation of the number of New Options granted by ALCAN (Formula Two):

Assumptions used:

- Cash Amount ("CA") delivered in connection with the Offer for one PECHINEY Share: € 25.60

- Average Value ("AV") of Alcan Shares finally used in connection with the Offer: € 35.00

- Number of Alcan Shares Offered ("NASO) in connection with the Offer for one PECHINEY Share: 0.6543 ALCAN Shares

- Number of Pechiney Options ("NPO") which the Beneficiary gives up under Formula Two: 500 Options

- Exercise Price of such Options ("EPPO"): € 40.00 per PECHINEY Share

- Total possible investment prior to waiver: € 40.00 x 500 Options = € 20,000.00 for 500 Pechiney Shares

Based on these assumptions:

- Exercise Price of New Options ("EPAO") granted by ALCAN under Formula Two:

€ 40.00 x [                     € 35.00                     ] = € 28.8657, rounded to € 28.86 per ALCAN Share.

                        € 25.60 + (0.6543 x € 35.00)

- total Number of New Options ("NNAO") granted by ALCAN in connection with Formula Two:

500 x € 40.00 = 693.0007 New Options, rounded to 694 New Options

    € 28.86

- total possible new investment: € 28.86 x 694 New Options = € 20,028.84 for 694 ALCAN Shares

EXHIBIT 3 - TRANSITIONAL PROVISIONS as long as PECHINEY remains a listed company

(prior to filing the Delisting Tender Offer for the Pechiney Shares)

3.1 - Mutual Covenants prior to the filing a Delisting Tender Offer. By signing and returning to PECHINEY the Acceptance Form to this Liquidity Agreement, the Beneficiary irrevocably undertakes to ALCAN to exchange for ALCAN Shares (and hereby irrevocably instructs BNP to transfer to ALCAN) the PECHINEY Shares he/she will have subscribed for or acquired through exercise of the Options in the conditions set forth in Article 3.3 (a), if a Liquidity Default Event for PECHINEY Shares occurs. Conversely, upon the occurrence of a Liquidity Default Event for PECHINEY Shares, ALCAN irrevocably undertakes to exchange (and hereby irrevocably instructs BNP to transfer to such Beneficiary) ALCAN Shares for these PECHINEY Shares. For purposes of the foregoing, a Liquidity Default Event for PECHINEY Shares shall result from the holding by ALCAN, alone or together with one or more other shareholders, of more than 66,66% of the outstanding share capital of PECHINEY, or more than 66,66% of the outstanding rights to vote at general meetings of the shareholders of PECHINEY.

3.2 - Exchange Ratio. The number of ALCAN Shares, to be delivered for all of the PECHINEY Shares to be exchanged pursuant to Article 3.1 and which will have been subscribed for or acquired by the Beneficiary through exercise of Options under one and the same Option Plan, will be determined in accordance with the ratio set forth under Formula One.

3.3 - Conditions for application prior to the filing a Delisting Tender Offer. The terms and conditions provided for in Articles 3.1 and 3.2 (and the related instructions delivered in advance to BNP under this Liquidity Agreement):

(a) shall be applicable to the Options exercised:

(i) after the fourth trading day that precedes the last acceptance day of the Offer or, in the event of Reopening, after the fourth trading day that precedes the day of the Second Close; and

(ii) before the date of publication by the French Conseil des marchés financiers of a notice of filing (avis de dépôt) of a Delisting Tender Offer for the Pechiney Shares, or, in the absence of such a Delisting Tender Offer, until the thirtieth day following the last day of the Exercise Period of the Options;

(b) shall terminate and will remain without effect, as a matter of right, if the Offer does not succeed.

3.4 - Completion prior to the filing a Delisting Tender Offer. The PECHINEY Shares exchanged for ALCAN Shares under Articles 3.1 to 3.3 hereof shall be transferred, off market, directly by BNP to an ALCAN's securities account, in accordance with the same terms and conditions as those set forth in respect of Formula One. Accordingly, the Beneficiary of Options that will have remained unexercised after the fourth trading day that precedes the last acceptance day of the Offer, or, in the event of Reopening, after the fourth trading day that precedes the day of the Second Close, irrevocably waives the right to have PECHINEY Shares he/she will have subscribed for or acquired through exercise of these Options being registered in his/her PECHINEY shareholder account, and to exercise the rights associated therewith, and agrees that the PECHINEY Shares he/she will have subscribed for or acquired through exercise of these Options shall be delivered directly to ALCAN.

(as from the filing of a Delisting Tender Offer for the Pechiney Shares)

3.5 - Mutual Covenants as from the filing a Delisting Tender Offer. By signing and returning to PECHINEY the Acceptance Form to this Liquidity Agreement, the Beneficiary irrevocably undertakes to ALCAN to tender to Alcan (and hereby irrevocably instructs BNP to tender to ALCAN) the PECHINEY Shares he/she will have subscribed for or acquired through exercise of the Options:

(a) as from the day (inclusive) of publication by the French Conseil des marchés financiers, of a notice of filing (avis de dépôt) of a Delisting Tender Offer for the Pechiney Shares; and

(b) until the fourth trading day (inclusive) that precedes the last acceptance day of this Delisting Tender Offer.

The PECHINEY Shares thus tendered by the Beneficiary to ALCAN shall be transferred by BNP to ALCAN in accordance with the settlement stock exchange procedure applicable to this Delisting Tender Offer. Such transfer will only be completed upon receipt by BNP of the Beneficiary's request to exercise the Options, together with payment for the corresponding PECHINEY Shares of an amount equal to the number of PECHINEY Shares so subscribed for or acquired multiplied by the Exercise Price therefor. If such payment is made by uncertified bank check, such transfers will be made upon encashment thereof. The Beneficiary will be responsible for ensuring complete payment to BNP (acting on behalf of PECHINEY) of such amount.

In exchange for r the PECHINEY Shares tendered to this Delisting Tender Offer, ALCAN irrevocably undertakes to pay to the Beneficiary, as the purchase price, an amount per PECHINEY Share, denominated in Euros, equal to the amount offered by ALCAN for one PECHINEY Share under this Delisting Tender Offer. This price will be remitted by ALCAN to BNP in accordance with the settlement stock exchange procedure applicable to this Delisting Tender Offer. The corresponding amount will then be transferred by BNP to the Beneficiary by crediting an account opened by the Beneficiary with a financial institution of his/her choice and whose references will have been disclosed by the Beneficiary no later than at the time of exercise of the Options concerned.

3.6 - Temporary black-out period at the end of the Delisting Tender Offer. By signing and returning to PECHINEY the Acceptance Form to this Liquidity Agreement, the Beneficiary irrevocably undertakes, in the event there is a Delisting Tender Offer for PECHINEY Shares, not to exercise Options between:

(a) the third trading day (inclusive) that precedes the last acceptance day of this Delisting Tender Offer; and

(b) the date (inclusive) of completion of the squeeze out of the PECHINEY Shares, as provided for in articles 5-7-1 to 5-7-3 of the French Règlement général of the French Conseil des marchés financiers or, in the absence of squeeze out subsequently to this Delisting Tender Offer, the last acceptance day (inclusive) of this Delisting Tender Offer.

At the end of the aforementioned temporary black-out period, either Formula One (Exhibit 1) or Formula Two (Exhibit 2) will be applied for the balance of the Options still held by the Beneficiary under any Options Plan, depending on the election made by the Beneficiary with respect to this plan.

The terms and conditions set forth in this Article 3.6 shall terminate and will remain without effect, as a matter of right, if the Offer does not succeed..

*****

EXHIBIT 4 - Definitions and Other Applicable Conditions.

4.1 - Definitions. In this Liquidity Agreement, the terms and expressions set out below shall have the following meanings:

"ALCAN":	Alcan Inc., a Canadian stock corporation organised under the laws of Canada, registered in Canada under number 310145-2, the principal place of business of which is located at 1188 rue Sherbrooke Ouest/West Sherbrooke Street, Montréal (Québec), Canada H3A 3G2.
"ALCAN French Prospectus":	the French offer prospectus (note d'information) issued by ALCAN Inc. and cleared by the French Commission des opérations de bourse under the visa number 03-858 dated October 2, 2003.
"ALCAN Shares":	ordinary shares issued by ALCAN.
"Average Value"	the Average Value of Alcan Shares, as such expression is more fully defined in the ALCAN French Prospectus.
"Beneficiary":	an individual to whom Options have been granted by PECHINEY's Board of Directors prior to November 17, 2003 and who becomes a party to this Liquidity Agreement.
"BNP":	BNP Paribas Securities Services, a French corporation (société anonyme) having its registered office located at 3 rue d'Antin, 75002 Paris (France), registered with the Trade and Companies Registry (Registre du commerce et des sociétés) of Paris under number 552 108 011, acting as agent on behalf of PECHINEY and ALCAN in the management and administration of Options Plans as well as in the performance of this Liquidity Agreement.
"Delisting Tender Offer":	the public tender offer for PECHINEY Shares, made by ALCAN under Articles 5-6-1 to 5-6-7 of the French Règlement général of the French Conseil des marchés financiers français in order to de-list PECHINEY shares from the French stock exchange.
"Exercise Period":	the period during which the Options may be exercised by the Beneficiary, i.e.:
  for the Options granted on 26 June 1996, until 25 June 2006 inclusive;

  for the Options granted on 25 June 1997, until 25 June 2007 inclusive;

  for the Options granted on 16 September 1997, until 15 September 2007 inclusive;

  for the Options granted on 18 May 1998, until 18 May 2008 inclusive;

  for the Options granted on 25 November 1998, until 24 November 2008 inclusive ;

  for the Options granted on 2 June 1999, until 02 June 2009 inclusive;

  for the Options granted on 8 November 1999, until 07 November 2009 inclusive;

  for the Options granted on 22 December 2000, until 22 December 2010 inclusive;

  for the Options granted on 25 July 2001, until 25 July 2011 inclusive;

  for the Options granted on 28 mars 2002, until 28 mars 2012 inclusive;

  for the Options granted on 3 April 2003, until 03 April 2013 inclusive.

"Exercise Price"	the price to be paid to PECHINEY by a Beneficiary, for one (1) PECHINEY Share subscribed for, or acquired, by exercising an Option, i.e., as of the day of the first closing of the acceptance period of the Offer (and subject to subsequent adjustments, as provided for in this Liquidity Agreement):
  for the Options granted on 26 June 1996: € 30.98

  for the Options granted on 25 June 1997: € 29.21

  for the Options granted on 16 September 1997:  € 38.09

  for the Options granted on 18 May 1998: € 41.22

  for the Options granted on 25 November 1998: € 26.65

  for the Options granted on 2 June 1999: € 37.42

  for the Options granted on 8 November 1999: € 49.94

  for the Options granted on 22 December 2000: € 46.29

  for the Options granted on 25 July 2001: € 59.98

  for the Options granted on 28 March 2002: € 59.76

  for the Options granted on 3 April 2003: € 31.73

"Offer":	the increased public tender offer (mixed offer) made by ALCAN for, among other things, Pechiney Shares, subject to the ALCAN French Prospectus, as well as the French response statement (note en réponse) issued by PECHINEY and cleared by the French Commission des opérations de bourse under the visa number 03-926 dated October 27, 2003.
"Offers":	The Offer and, together with the Offer, the public tender offer governed by the laws and regulations of the United States of America and made by ALCAN on terms substantially identical to those of the Offer, for PECHINEY's American Depositary Shares (regardless of the place of residence of the holders thereof) and for the PECHINEY Shares, the PECHINEY bonus allocation rights to receive PECHINEY Shares without consideration and the OCEANEs issued by PECHINEY, that are held by persons residing in the United States of America or in Canada.
"Option":	any option to subscribe for, or acquire, PECHINEY Shares still outstanding as of November 17, 2003 and which was granted to the Beneficiary by PECHINEY's Board of Directors on 26 June 1996, 25 June 1997, 16 September 1997, 18 May 1998, 25 November 1998, 2 June 1999, 8 November 1999, 22 December 2000, 25 July 2001, 28 March 2002, or 3 April 2003, each Option enabling the Beneficiary to subscribe for, or acquire, one (1) PECHINEY Share in consideration of payment to PECHINEY of the Exercise Price therefor.
"Options Plans"	the eleven Options Plans implemented by PECHINEY in 1996, 1997, 1998, 1999, 2000, 2001, 2002, and 2003 upon decisions of PECHINEY's Board of Directors.
"PECHINEY"	Pechiney, a French corporation (société anonyme) having its registered office located at 7 place du Chancelier Adenauer, 75116 Paris (France), registered with the Trade and Companies Registry (Registre du commerce et des sociétés) of Paris under number 562 095 166.
"Pechiney Shares":	ordinary PECHINEY shares, or shares of the surviving company of any amalgamation or of the beneficiary companies of any spin-off that may be substituted for ordinary PECHINEY shares in connection with a merger or spin-off of PECHINEY.
"Reference Value"	the Reference Value, as such expression is more fully defined in the ALCAN French Prospectus.
"Reopening":	the re-opening of the Offer pursuant to Article 5-2-3-1 of the French Règlement général of the French Conseil des marchés financiers français.
"Restricted Period":	the period during which the Beneficiary may not dispose of the shares subscribed for, or acquired, by exercising Options without such disposal causing unfavourable consequences from a tax or social contribution point of view for the employer of the Beneficiary, i.e.:
  for persons having have their tax residence in France and under current law, the period indicated in Article 163 bis C.I. of the French Code Général des Impôts in its current provisions as applicable to the Options concerned, i.e., five (5) years from the date the Options are awarded for Options granted prior to 27 April 2000 and four (4) years from the date the Options are awarded for Options granted as from 27 April 2000, except in the case of early exemption as provided for in Article 91 ter of Annex II of the French Code Général des Impôts; and

  for persons having have their tax residence in a country other than France, the mandatory holding period provided for under any applicable law or regulation, the non-compliance with which would cause unfavourable consequences from a tax or social contribution point of view for the company that employs the Beneficiary.

"Second Closing":	the closing of the Offer after the Offer will have been re-opened pursuant to article 5-2-3-1 of the French Règlement général of the French Conseil des marchés financiers français.

4.2 - Effectiveness of this Liquidity Agreement. This Liquidity Agreement shall become effective between ALCAN et PECHINEY as from November 17, 2003. In addition, each Beneficiary may rely on the terms and conditions provided in this Liquidity Agreement as from the date that he/she becomes a party hereto, and the terms and conditions of this Liquidity Agreement shall be enforceable against him/her as from the date he/she/it becomes a party hereto.

PECHINEY shall promptly advise ALCAN of the Acceptance Forms to this Liquidity Agreement received, including, for each Beneficiary of the number of Options in respect oh which he/she will have elected Formula One or Formula Two, respectively.

4.3 - Lack of explicit election between Formula One and Formula Two. If, for an Options Plan, the Beneficiary does not elect either Formula One or Formula Two, becoming a party to the Liquidity Agreement shall mean automatically and as a matter of right application of Formula One to all the Options awarded to and still held by him/her at the time of his/her adhesion in respect of the Options Plan with respect to which no election will have been indicated.

4.4 - Power and authority. By signing and returning to PECHINEY the Acceptance Form to this Liquidity Agreement, the Beneficiary grants irrevocable and unconditional powers and authority to BNP, ALCAN, and PECHINEY, acting jointly or separately, in the name and on behalf of the Beneficiary, for the purpose of sending or receiving any notice and signing or receiving any form required for the proper performance of this Liquidity Agreement and, as a general matter, making any statement, delivering any certificate, signing any agreement, deed, or other document in the name, and on behalf, of the Beneficiary, required for the proper performance of this Liquidity Agreement, consistent with the elections made or deemed to be made by the Beneficiary at the time he/she becomes a party to this Liquidity Agreement. The Beneficiary also agrees to ratify any action taken by BNP, ALCAN or PECHINEY pursuant to such powers and authority consistently with the elections that he/she thus have made.

4.5 - Continuation of this Agreement in the event of Beneficiary's departure. It is expressly agreed that the Beneficiary shall retain the benefit of his/her Options and, if any, the New Options granted to him/her under Formula Two, during the entire unexpired term of the exercise period thereof and will have the right in respect of such options to rely on the provisions contained in this Liquidity Agreement:

(a) if the employment agreement between the Beneficiary and PECHINEY, ALCAN or any other company affiliated to PECHINEY or ALCAN within the meaning of Article L. 225-180 of the French Code of Commerce, as currently into force on the date hereof, is terminated having the effect, among other things, of terminating any position of the Beneficiary within PECHINEY, ALCAN or such other PECHINEY or ALCAN affiliated company, where such termination results from a resignation or for any other reason other than a dismissal for gross negligence (faute grave) and, in addition, such termination occurs between (i) the date on which the Beneficiary becomes a party to this Agreement and (ii) the end of the period of eighteen (18) months that follows the publication in Paris of the final results of the Offer confirming the successful completion of the Offer;

(b) in the event of the sale of all or part of the share capital of the company in which the Beneficiary holds his/her position, that has the effect, among other things, of ending any and all positions of such Beneficiary within PECHINEY, ALCAN or any other company affiliated to PECHINEY or ALCAN within the meaning of Article L. 225-180 of the French Code of Commerce, as currently into force on the date hereof, where such sale is the subject of an agreement with an acquirer between (i) the date on which the Beneficiary becomes a party to this Agreement and (ii) the end of the period of eighteen (18) months that follows the publication in Paris of the final results of the Offer confirming the successful completion of the Offer;

(c) in the event of termination for any reason by the Beneficiary of the exercise of the responsibilities of any office that the Beneficiary used to held within PECHINEY or on PECHINEY's Board of Directors on the day the Offer commenced, where such office or directorship ends between (i) the date on which the Offer commenced and (ii) the end of the period of eighteen (18) months that follows the publication in Paris of the final results of the Offer confirming the successful completion of the Offer.

In addition, if one of the events described in (a), (b), or (c) above occurs after the aforesaid 18 month period, the Options awarded to the Beneficiary by the Board of Directors of PECHINEY and the New Options that will have been granted to the Beneficiary under Formula Two which are still subject to a Restricted Period at the time such event occurs will remain exercisable by the Beneficiary during the thirty (30) days following expiration of such Restricted Period and the Beneficiary will be entitled to rely on the terms and conditions of this Liquidity Agreement with respect to such exercise accordingly.

4.6 - Successors. This Liquidity Agreement shall inure to the benefit of, and be binding upon, all parties hereto and to their respective successors and assigns. It is, however, expressly agreed that the Beneficiary may not transfer or assign (except in the case of succession, in which case ALCAN shall be promptly advised thereof) the benefit of this Liquidity Agreement without the prior written consent of ALCAN and PECHINEY. The Beneficiary, however, if the Restricted Period has expired, may make gifts of the Pechiney Shares subscribed for or acquired by exercise of the Options, as well as of the Alcan Shares received in exchange for the Pechiney Shares under this Liquidity Agreement or subscribed for or acquired by exercise of the New Options, subject to assumption by the donee of all obligations by which the Beneficiary is bound under this Liquidity Agreement and the giving of notice to ALCAN and BNP by the Beneficiary of such gift.

4.7 - Third Parties. No person other than the Beneficiary, ALCAN, PECHINEY and BNP may rely on the terms and conditions of this Liquidity Agreement, except in the cases provided for in Article 4.6.

However, ALCAN may substitute for itself one of its subsidiaries in the performance of the terms and conditions provided for in this Liquidity Agreement. Nevertheless, ALCAN cannot, in the performance of the terms and conditions provided for in this Liquidity Agreement, replace ACLAN Shares with other securities without the Beneficiary's prior written consent.

In addition, ALCAN may appoint an agent to replace BNP for the purpose of this Liquidity Agreement.

4.8 - Notices, Deliveries. Any communication, notice, certificate, evidence of ownership and delivery to be made or given under this Liquidity Agreement shall be made or given at the risk of the Beneficiary. Any correspondence to be sent to the Beneficiary in respect of this Liquidity Agreement shall be sent to his/her last known address, as it appears in the records of PECHINEY, ALCAN or BNP (unless the Beneficiary, in the meantime, has given notice to PECHINEY, ALCAN or BNP of a new address).

4.9 - Absence of Representations and Warranties; Liability. None of PECHINEY, ALCAN, BNP or any officer or director or representative of PECHINEY, ALCAN or BNP makes or gives any representation or warranty relating to ALCAN, the ALCAN Shares, or the operations, business, or prospects of ALCAN. Before becoming a party to this Liquidity Agreement, the Beneficiary will have to make his/hers own assessment and form its own opinion on the advisability of obtaining ALCAN Shares or options to acquire or subscribe for ALCAN Shares as set forth in this Liquidity Agreement, and, in case of doubt, to obtain the opinion any specialized counsel of his/her choice. Neither PECHINEY, ALCAN or BNP, nor any officer or director or representative of PECHINEY, ALCAN or BNP, may be liable nor their liability may be incurred in relation to any financial, tax, or other consequences that may result, for the Beneficiary or his/her successors or assigns, from or with respect to this Liquidity Agreement.

4.10 - Costs of Performing this Agreement. Any and all costs relating to the performance of this Liquidity Agreement shall be borne and will remain the responsibility of PECHINEY and ALCAN, which hereby agree thereto, and shall not in any way be charged to the Beneficiary, except for brokerage fees or trading charges or taxes, if any, for which the Beneficiary is responsible in connection with sale in the market of the PECHINEY Shares subscribed for or acquired by exercising the Options, or in connection with the sale in the market of the ALCAN Shares received in exchange for the Pechiney Shares under this Liquidity Agreement or subscribed for or acquired through exercise of New Options.

4.11 - Amendments. Any change to the terms and conditions provided in this Liquidity Agreement, or any variation in the application of the terms and conditions provided in this Liquidity Agreement, shall become possible only upon acceptance of such change or variation by PECHINEY, ALCAN and the Beneficiary involved.

4.12 - Governing Law. This Liquidity Agreement shall be governed and construed in accordance with French law.

*****

ACCEPTANCE FORM TO THE LIQUIDITY AGREEMENT

(Stock options to subscribe for or acquire PECHINEY Shares)

The undersigned (1) ❒ Mrs. (1) ❒ Miss (1) ❒ Mr.

 Last Name                                                     First and middle names

            Address of tax residency

            Mailing Address (if different)

            Date and place of birth

Having familiarized myself with the terms of the letter dated November 17, 2003 that was sent to me by ALCAN and having also familiarized myself with the terms and conditions of the Liquidity Agreement entered into between ALCAN and PECHINEY on November 17, 2003, as well as with Exhibit 1, Exhibit 2, Exhibit 3, and Exhibit 4 thereto (together with this Acceptance Form, the "Liquidity Agreement"), I hereby confirm my irrevocable and unconditional agreement with the terms and conditions set forth in this Liquidity Agreement and hereby declare that I fully adhere to them.

In addition, I hereby declare, separately for each of the following Options Plans, that I elect the following formula set forth in this Liquidity Agreement, for all of the Options still held by me as of today and that were awarded to me under such Options Plan (no Beneficiary having his/her tax residency in France is eligible to elect Formula Two - see, reverse side hereof for further explanation) :

Option Plans	Formula One	Formula Two (except French tax residents)
Plan of June 26, 1996	(1) ❒	(1) ❒
Plan of June 25, 1997	(1) ❒	(1) ❒
Plan of September 16, 1997	(1) ❒	(1) ❒
Plan of May 18, 1998	(1) ❒	(1) ❒
Plan of November 25, 1998	(1) ❒	(1) ❒
Plan of June 2, 1999	(1) ❒	(1) ❒
Plan of November 8, 1999	(1) ❒	(1) ❒
Plan of December 22, 2000	(1) ❒	(1) ❒
Plan of July 25, 2001	(1) ❒	(1) ❒
Plan of March 28, 2002	(1) ❒	(1) ❒
Plan of April 3, 2003	(1) ❒	(1) ❒

Note for persons deemed to be residing outside France for tax purposes: IT IS NOT POSSIBLE TO MIX FORMULAE WITH RESPECT TO A SAME PLAN. If, for an Options Plan, the Beneficiary does not indicate that he/she has elected either Formula One or Formula Two, becoming a party to this Liquidity Agreement shall mean automatically and as a matter of right application of Formula One to all the Options awarded to and still held by him/her at the time of his/her adhesion in respect of the Options Plan with respect to which no election will have been indicated.

Note for French tax residents: If the Beneficiary is presently a French tax resident, he/she may not elect Formula Two, and becoming a party to the Liquidity Agreement will mean automatically and as a matter of right election of Formula One to all the Options awarded to and still held by him/her at the time of his/her adhesion, regardless of the election indicated in this Acceptance Form.

Finally, I hereby give all powers and authority to BNP PARIBAS SECURITIES SERVICES, PECHINEY and ALCAN, as provided in this Liquidity Agreement, to act jointly or separately in my name and on my behalf to all extent required to ensure the proper performance of this Liquidity Agreement in strict consistency with the foregoing elections as set forth in this Liquidity Agreement.

I hereby specify in advance that:

  the ordinary ALCAN shares to which I will be entitled to under this Liquidity Agreement shall be credited to my following securities account:

            Securities account number

            bank branch/office

            Address of branch/office

Enclosed: (1) ❒ account information form                 (1) (2) ❒ other document

  the amounts in cash to which I will be entitled to under this Liquidity Agreement should be credited to my bank account, as follows:

            bank account number

            bank branch/office

            Address of branch/office

Enclosed: (1) ❒ account information form                 (1) (2) ❒ other document

Telephone number(s) where I may be reached, if necessary:

Signed in _________________, on ____________________________________________

Handwritten legend (3):

(Signature) (3)

(1) Check the appropriate box, or the box corresponding to your choice.

(2) Other document showing the account number, the reference numbers and any other information enabling the correct identification of the bank's or other financial institution's place to which the transfer must be directed.

(3) Your signature must be preceded by the handwritten legend "Acknowledged and agreed, with valid powers and authority, as per terms and conditions set forth in this Liquidity Agreement") .